UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
March 1, 2011 (February 23, 2011)
AMSURG CORP.
(Exact Name of Registrant as Specified in Charter)

Tennessee (State or Other Jurisdiction of Incorporation)	000-22217 (Commission File Number)	62-1493316 (I.R.S. Employer Identification No.)

20 Burton Hills Boulevard
Nashville, Tennessee (Address of Principal Executive Offices)	37215 (Zip Code)
(615) 665-1283
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
2011 Bonus Plan
     The Compensation Committee of the Board of Directors of AmSurg Corp. (the “Company”) has approved an amendment to the Company’s Cash Bonus Plan for 2011 with respect to Christopher A. Holden, the Company’s Chief Executive Officer and President. Pursuant to the 2011 Cash Bonus Plan, employees of the Company are eligible to receive cash bonuses based upon the Company’s attainment of certain earnings targets and other specific targets related to an employee’s specific area of responsibility, including surgery center profits and earnings from new acquisition and development transactions, and the executive’s achievement of personal performance goals, in each case as determined by the Committee. For 2011, the cash bonus for Mr. Holden will be based 30% upon the attainment of Company earnings targets, 30% upon the attainment of personal performance goals, 20% upon targets related to surgery center profits, and 20% upon the annual earnings of surgery centers acquired and de novo surgery center partnerships formed during 2011. The maximum total bonus award that Mr. Holden can receive for 2011 is an amount equal to 146% of his base salary. Previously, the maximum bonus award that Mr. Holden could receive under the plan for 2011 was an amount equal to 95% of his base salary.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMSURG CORP.
By:	/s/ Claire M. Gulmi
Claire M. Gulmi
Executive Vice President, Chief Financial Officer and Secretary (Principal Financial and Duly Authorized Officer)

Date:	March 1, 2011